1933 Act File
No. 333-236203
1940 Act File
No. 811-22933
As filed with the Securities and Exchange Commission on May 8, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
N-2
REGISTRATION STATEMENT
UNDER

SECURITIES ACT OF 1933	☐
Pre-Effective Amendment	☐
Post-Effective Amendment No. 11	☒
and/or
REGISTRATION STATEMENT
UNDER

INVESTMENT COMPANY ACT OF 1940	☐
Amendment No. 35	☒
(Check appropriate box or boxes)

Apollo Diversified Real Estate Fund
(Exact Name of Registrant as Specified in Charter)

Apollo Global Management, Inc.
9 West 57th Street, New York
New York 10019
(Address of Principal Executive Offices)
212-515-3200
(Registrant’s Telephone Number, including Area Code)

Copies of information to:
Ryan P. Brizek, Esq.
Debra Sutter, Esq.
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington,
D.C
.
20001
May 8, 2026

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.
☒
Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.
☐
Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐
Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

☐	when declared effective pursuant to Section 8(c) of the Securities Act
The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

☐	immediately upon filing pursuant to paragraph (b)
☒	on June 2, 2026 pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)
☐	on ______ pursuant to paragraph (a)
If appropriate, check the following box:

☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.
☐
This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐
This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐
This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).
☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).
☒	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).
☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).
☐
If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE
Post-Effective Amendment No. 10 to the Registrant’s Registration Statement on Form
N-2
was filed
purs
uant to paragraph (b)(1)(iii) of Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of delaying, until May 10, 2026, the effectiveness of the registration statement for Apollo Diversified Real Estate Fund, filed in Post-Effective Amendment No. 8 (“PEA No. 8”) on February 9, 2026, pursuant to paragraph (a) of Rule 486 of the 1933 Act. This Post-Effective Amendment No. 11 to the Registrant’s Registration Statement on Form
N-2
is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 of the 1933 Act, solely for the purpose of delaying, until June 2, 2026, the effectiveness of the registration statement for Apollo Diversified Real Estate Fund, filed in PEA No. 8 on February 9, 2026, pursuant to paragraph (a) of Rule 486 of the 1933 Act. Since no other changes are intended to be made to PEA No. 8 by means of this filing, Parts A, B and C of PEA No. 8 are incorporated herein by reference.
PART A – PROSPECTUS
The Prospectus for Apollo Diversified Real Estate Fund is incorporated herein by reference to Part A of PEA No. 8.
PART B – STATEMENT OF ADDITIONAL INFORMATION
The Statement of Additional Information for Apollo Diversified Real Estate Fund is incorporated herein by reference to Part B of PEA No. 8.
PART C – OTHER INFORMATION
The Part C for Apollo Diversified Real Estate Fund is incorporated herein by reference to Part C of PEA No. 8.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that this post-effective amendment to its registration Statement meets all of the requirements for effectiveness under Rule 486(b) and has duly caused this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of May 2026.

APOLLO DIVERSIFIED REAL ESTATE FUND

By:	/s/ Stuart Rothstein
Name:	Stuart Rothstein
Title:	Chairman, President and Trustee
Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates.

Name	Title	Date

/s/ Stuart Rothstein Stuart Rothstein	Chairman, President and Trustee	May 8, 2026

/s/ Kenneth Seifert Kenneth Seifert	Treasurer	May 8, 2026

Ira Cohen*	Trustee	May 8, 2026

Nathan Headrick*	Trustee	May 8, 2026

Christine Gallagher*	Trustee	May 8, 2026

Michael Porter*	Trustee	May 8, 2026

*By:	/s/ Kristin Hester
Kristin Hester
 Affixed by Kristin Hester as
Attorney-in-Fact
- Pursuant to Powers of Attorney
 (incorporated herein by reference to Item 25, Exhibit (s)).